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                                                               EXHIBIT (a)(1)(E)

                                  ZONAGEN, INC.

      OFFER TO PURCHASE FOR CASH UP TO 9,836,065 SHARES OF OUR COMMON STOCK AT A PURCHASE PRICE NOT GREATER THAN $2.10 NOR LESS THAN $1.83 PER SHARE


THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 19, 2003 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED. ZONAGEN MAY EXTEND THE OFFER PERIOD AT ANY TIME.

To Our Clients:

         We have enclosed the material specified below relating to the offer by Zonagen, Inc., a Delaware corporation (the "Company"), to purchase up to 9,836,065 shares of its common stock, par value $0.001 per share (the "Shares") at a purchase price not greater than $2.10 nor less than $1.83 per Share (the "Purchase Price Range"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Company will select the lowest purchase price out of all of the prices at which Shares are tendered in the Offer within the Purchase Price Range (the "Purchase Price") that will allow the Company to buy the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) a number of Shares tendered at or below the Company's selected price with an aggregate purchase price of $18 million. All Shares acquired in the offer will be acquired at the same Purchase Price. If more shares are properly tendered and not properly withdrawn at or below the Purchase Price than the Company can purchase for an aggregate Purchase Price of $18 million, the Company will first purchase all of the shares held by stockholders holding less than 100 shares and will then purchase the remaining shares on a pro rata basis.

         The Offer is conditioned upon at least 30% of the shares of the Company's outstanding common stock being tendered. The Offer is also subject to certain other conditions. Only Shares properly tendered at or below the Purchase Price selected by the Company and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the priority to stockholders holding less than 100 shares, proration and conditional tender provisions described in the Offer, all of the Shares tendered at or below the Purchase Price may not be purchased. Shares not purchased in the Offer will be returned promptly following the Expiration Date.

         We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. we are sending you the letter of transmittal for your information only; you cannot use it to tender shares we hold for your account.

         Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

         We call your attention to the following:

                  1. You may tender Shares at prices not in excess of $2.10 nor less than $1.83 per Share as indicated in the attached Instruction Form, net to you in cash, without interest.

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                  2. The Offer is conditioned upon at least 30% of the shares of the Company's outstanding common stock being tendered. The Offer is also subject to certain other conditions set forth in the Offer to Purchase.

                  3. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern Standard Time, on Friday, December 19, 2003, unless the Company extends the Offer.

                  4. The Offer is for the lowest Purchase Price out of all of the prices at which Shares are tendered in the Offer within the Purchase Price Range that will allow the Company to buy the lesser of
         (1) all of the Shares properly tendered and not properly withdrawn or
         (2) a number of Shares tendered at or below the Company's selected price with an aggregate purchase price of $18 million.

                  5. Tendering stockholders who are registered holders will not be obligated to pay any brokerage commissions or solicitation fees to the Depositary, the Company or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

                  6. If you held beneficially or of record, an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares at or below the Purchase Price before the Expiration Date and check the box captioned "Odd Lot Holders" in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Purchase Price.

                  7. If you wish to condition your tender upon the purchase of all Shares tendered or upon the Company's purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company's purchase of Shares from all tenders which are so conditioned will be determined by lot. To elect such a condition complete the section below captioned "Conditional Tender." Such conditional tender is not available to Odd Lot Holders.

                  8. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each such price you will accept for each such portion tendered.

                  9. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the even of proration.

                  10. The Board of Directors of the Company has approved the tender offer. However, neither the Company nor its board of directors makes any recommendation to stockholders as to whether they should tender or not tender their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return you Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.


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         YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT
US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN
STANDARD TIME, ON FRIDAY, DECEMBER 19, 2003, UNLESS THE COMPANY EXTENDS THE
OFFER.

         As described in Section 1 of the Offer to Purchase, if more than the maximum quantity of Shares the Company can purchase at or below the Purchase Price have been properly tendered and not withdrawn prior to the Expiration Date, the Company will purchase tendered Shares on the basis set forth below:

         First, the Company will purchase all Shares tendered by any Odd Lot Holder who:

                  (1) tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by the Company (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

                  (2) completes the section entitled "Odd Lot Holders" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
Section 9 in the Offer to Purchase, the Company will purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the number of all Shares tendered (other than by Odd Lot Holders given priority as described above) by the remaining number of Shares to be purchased in the Offer;

         Third, if necessary to permit the Company to purchase the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) a number of Shares tendered at or below the Company's selected price with an aggregate purchase price of $18 million, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by the Company and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

         The Offer is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders or Shares of common stock of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.



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                                INSTRUCTION FORM

               INSTRUCTIONS FOR TENDER OF SHARES OF ZONAGEN, INC.

         By singing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated November 19, 2003, and the related Letter of Transmittal in connection with the offer by the Company to purchase up to 9,836,065 shares of its common stock, par value $0.001 per share (the "Shares") at a purchase price not greater than $2.10 nor less than $1.83 per Share (the "Purchase Price Range"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         This will instruct us to tender to the Company, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

         Number of shares to be tendered:

         ______________________ shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

                        PRICE AT WHICH YOU ARE TENDERING

         You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER

[ ] I want to maximize the chance of having the Company accept for purchase all the shares I am tendering (subject to the possibility of proration). Accordingly, by checking this one box instead of one of the price boxes below, I hereby tender shares at, and am willing to accept, the Purchase Price resulting from the Offer process. This action could result in receiving a price as low as $1.83 per share.

                                       OR

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED


[  ] $  1.83      [  ] $  1.90        [  ]  $  1.97        [  ] $  2.04

[  ] $  1.84      [  ] $  1.91        [  ]  $  1.98        [  ] $  2.05

[  ] $  1.85      [  ] $  1.92        [  ]  $  1.99        [  ] $  2.06

[  ] $  1.86      [  ] $  1.93        [  ]  $  2.00        [  ] $  2.07

[  ] $  1.87      [  ] $  1.94        [  ]  $  2.01        [  ] $  2.08

[  ] $  1.88      [  ] $  1.95        [  ]  $  2.02        [  ] $  2.09

[  ] $  1.89      [  ] $  1.96        [  ]  $  2.03        [  ] $  2.10

IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES OF COMMON STOCK.



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                                 ODD LOT HOLDERS
                    (SEE LETTER OF TRANSMITTAL INSTRUCTION 7)

         Complete this section ONLY if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares and are tendering all of your or such person's shares.

You either (CHECK ONE BOX):

[ ] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

[ ] are a broker, dealer, commercial bank, trust company, or other nominee that
    (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares owned by such person.

Odd Lot Holders cannot conditionally tender.

                               CONDITIONAL TENDER
                              (SEE INSTRUCTION 13)

         You may condition your tender of shares on the Company purchasing a specified minimum number of your tendered shares, as described in Section 9 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by the Company in the Offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

[ ] The minimum number of shares that must be purchased, if any are purchased, is: ________________ shares.

         If because of proration, the minimum number of shares that you designated above will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[ ] The tendered shares represent all shares held by me.

         The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.


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Signature(s):
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Name(s):
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                                 (PLEASE PRINT)

Taxpayer Identification or Social Security Number:
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Address(es):
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                               (INCLUDING ZIP CODE)

Area Code/Phone Number:
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Date:
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